SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549

                                     SCHEDULE 13D

                      Under the Securities Exchange Act of 1934
                               (Amendment No. 14)*

                                   KETEMA, INC.
                              (Name of Issuer)

                       Common Stock, $1.00 par value
                      (Title of Class of Securities)

                                 492653100
                         (CUSIP Number)

                            David P. Steinmann
                               Secretary
                          American Securities Partners GP Corp.
                              122 East 42nd Street
                             New York, New York  10168
                                (212) 476-8000

___________________________
                (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                           May 5, 1994
      (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule
13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                   SCHEDULE 13D


CUSIP No.  492653100
________________________________________________________________
 1  NAME OF REPORTING PERSON

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          American Securities Partners, L.P. (ON BEHALF OF
            CERTAIN CUSTOMERS)
______________________________________________________________

    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                   (a)[   ]
          (See ITEM 2)                               (b)[   ]

_____________________________________________________________

 3  SEC USE ONLY

____________________________________________________________
 4  SOURCE OF FUNDS*
          As set forth in response to ITEM 4 by each of the
         Reporting Persons
___________________________________________________________
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                           [   ]
__________________________________________________________
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
__________________________________________________________
   NUMBER OF       7   SOLE VOTING POWER            0
   SHARES
__________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER         838,943
   OWNED BY
__________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER          0
  REPORTING
_________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER    838,943
     WITH
___________________________________________________________
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON
                    838,943
__________________________________________________________
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES*
 12
                                                      [   ]
___________________________________________________________
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.22%
___________________________________________________________
 14  TYPE OF REPORTING PERSON*

          PN
____________________________________________________________


          *SEE INSTRUCTIONS BEFORE FILLING OUT!
 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO  ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
 SIGNATURE ATTESTATION

                               SCHEDULE 13D

 _____________________________
CUSIP No.  492653100
____________________________


______________________________________________________________
 1  NAME OF REPORTING PERSON

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Nina K. Rosenwald
________________________________________________________________

    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                                (a)  [   ]

          (See ITEM 2)                            (b)  [   ]
_______________________________________________________________

 3  SEC USE ONLY

_____________________________________________________________

 4  SOURCE OF FUNDS*

          PF


_____________________________________________________________
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                             [    ]
_________________________________________________________________

 6  CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

________________________________________________________________
   NUMBER OF       7   SOLE VOTING POWER            56,702
    SHARES
________________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER         345,958
   OWNED BY
________________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER       56,702
    REPORTING
_________________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER    345,958
     WITH
_______________________________________________________________
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         402,660

_______________________________________________________________
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*
 12                                                     [    ]
_______________________________________________________________
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          10.89%

________________________________________________________________
 14  TYPE OF REPORTING PERSON*

        IN

_______________________________________________________________

          *SEE INSTRUCTIONS BEFORE FILLING OUT!
 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO  ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
 SIGNATURE ATTESTATION

                                   SCHEDULE 13D

____________________________
CUSIP No. 492653100
____________________________

______________________________________________________________
 1  NAME OF REPORTING PERSON
  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Elizabeth R. Varet


_____________________________________________________________
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                          (a)  [    ]
          (See ITEM 2)                      (b)  [    ]
_______________________________________________________________

 3  SEC USE ONLY

_______________________________________________________________
 4  SOURCE OF FUNDS*

              PF

_______________________________________________________________
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                               [    ]
_________________________________________________________________

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

_________________________________________________________________

   NUMBER OF       7   SOLE VOTING POWER          91,890
    SHARES
_________________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER       411,006
   OWNED BY
_______________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER     91,890
  REPORTING
________________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER  411,006
     WITH
_________________________________________________________________
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            502,896
_______________________________________________________________

     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
 12                                                    [    ]

______________________________________________________________

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             13.46%


_______________________________________________________________
 14  TYPE OF REPORTING PERSON*

             IN
_______________________________________________________________
          *SEE INSTRUCTIONS BEFORE FILLING OUT!
 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO  ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
 SIGNATURE ATTESTATION

                                      SCHEDULE 13D

_____________________________
CUSIP No.  492653100
____________________________

_______________________________________________________________
 1  NAME OF REPORTING PERSON

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Michael A. Varet

______________________________________________________________

    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2
                                            (a)   [    ]
          (See ITEM 2)                      (b)   [    ]
______________________________________________________________
 3  SEC USE ONLY
____________________________________________________________
 4  SOURCE OF FUNDS*
          PF

_____________________________________________________________
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                                [    ]

_________________________________________________________________
6  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

______________________________________________________________
   NUMBER OF       7   SOLE VOTING POWER           7,317
     SHARES
______________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER         8,166
    OWNED BY
______________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER      7,317
  REPORTING
_____________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER    8,166
      WITH
_____________________________________________________________
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          15,483
______________________________________________________________

     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
 12
                                                    [    ]
______________________________________________________________
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


          .44%
______________________________________________________________
 14  TYPE OF REPORTING PERSON*

          IN
______________________________________________________________

          *SEE INSTRUCTIONS BEFORE FILLING OUT!
 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO  ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
 SIGNATURE ATTESTATION

                              SCHEDULE 13D

_____________________________
CUSIP No.  492653100
____________________________

_______________________________________________________________

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Alice R. Sigelman
_______________________________________________________________
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                 (a) [    ]
          (See ITEM 2)                             (b) [    ]
_______________________________________________________________
3  SEC USE ONLY
______________________________________________________________
 4  SOURCE OF FUNDS*

          PF
_________________________________________________________________
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                              [    ]

_______________________________________________________________

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
_______________________________________________________________
   NUMBER OF       7   SOLE VOTING POWER           34,357
     SHARES
_______________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER         378,483
    OWNED BY
_______________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER      34,357
   REPORTING
_______________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER    378,483
     WITH
_________________________________________________________________
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          412,840
________________________________________________________________
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*
12                                              [   ]

_______________________________________________________________

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         11.17%

_______________________________________________________________
 14  TYPE OF REPORTING PERSON*

          IN
_______________________________________________________________
          *SEE INSTRUCTIONS BEFORE FILLING OUT!
 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO  ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
 SIGNATURE ATTESTATION

                                 SCHEDULE 13D

_____________________________
CUSIP No.  492653100
____________________________

______________________________________________________________

 1  NAME OF REPORTING PERSON

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Jesse Sigelman
____________________________________________________________
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                       (a)   [    ]
          (See ITEM 2)                   (b)   [    ]
____________________________________________________________

 3  SEC USE ONLY
____________________________________________________________
 4  SOURCE OF FUNDS*


          PF
_____________________________________________________
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
  PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                          [    ]
____________________________________________________________
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
____________________________________________________________
   NUMBER OF       7   SOLE VOTING POWER             4,621
   SHARES
_____________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER               0
  OWNED BY
_____________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER        4,621
  REPORTING
_____________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER          0
     WITH
_____________________________________________________________
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,621

______________________________________________________________

     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
12                                                  [    ]
______________________________________________________________

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .13%

______________________________________________________________
 14  TYPE OF REPORTING PERSON*


          IN
______________________________________________________________

          *SEE INSTRUCTIONS BEFORE FILLING OUT!
 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO  ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
 SIGNATURE ATTESTATION

                                SCHEDULE 13D
_____________________________
CUSIP No. 492653100
____________________________
_______________________________________________________________

 1  NAME OF REPORTING PERSON

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          William Rosenwald

____________________________________________________
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                       (a)   [    ]
          (See ITEM 2)                   (b)   [    ]
_____________________________________________________________
 3  SEC USE ONLY
____________________________________________________________
 4  SOURCE OF FUNDS*

       PF

____________________________________________________________

    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                          [    ]

____________________________________________________________

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
____________________________________________________________

   NUMBER OF       7   SOLE VOTING POWER          33,972
     SHARES
 ____________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER       114,013
    OWNED BY
____________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER     33,972
  REPORTING
____________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER  114,013
     WITH
____________________________________________________________
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          147,985
______________________________________________________________

     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*
 12                                               [    ]

______________________________________________________________

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          4.15%

______________________________________________________________

 14  TYPE OF REPORTING PERSON*

          IN
______________________________________________________________

          *SEE INSTRUCTIONS BEFORE FILLING OUT!
 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO  ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
 SIGNATURE ATTESTATION

                        SCHEDULE 13D

_____________________________
CUSIP No.  492653100
____________________________
______________________________________________________________

 1  NAME OF REPORTING PERSON

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          William Rosenwald Family Fund
______________________________________________________________

    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                       (a)   [    ]
          (See ITEM 2)                   (b)   [    ]
_____________________________________________________________
 3  SEC USE ONLY
____________________________________________________________
 4  SOURCE OF FUNDS*

          PF
____________________________________________________________

    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                          [    ]

____________________________________________________________

 6  CITIZENSHIP OR PLACE OF ORGANIZATION

          Connecticut
____________________________________________________________

   NUMBER OF       7   SOLE VOTING POWER           111,884
   SHARES
____________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER            0
   OWNED BY
____________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER      111,884
  REPORTING
____________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER       0
     WITH
____________________________________________________________

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          111,884
_____________________________________________________________
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
 12                                               [    ]
_____________________________________________________________

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.15%
_____________________________________________________________

 14  TYPE OF REPORTING PERSON*

          CO
_____________________________________________________________

          *SEE INSTRUCTIONS BEFORE FILLING OUT!
 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO  ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
 SIGNATURE ATTESTATION

                            SCHEDULE 13D
_____________________________
CUSIP No. 492653100
____________________________


____________________________________________________________

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         David P. Steinmann
______________________________________________________________
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                       (a)   [    ]
          (See ITEM 2)                   (b)   [    ]
_____________________________________________________________
 3  SEC USE ONLY
____________________________________________________________
 4  SOURCE OF FUNDS*

      PF
__________________________________________________________
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                          [    ]
____________________________________________________________
6  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
____________________________________________________________
   NUMBER OF       7   SOLE VOTING POWER          29,968
    SHARES
___________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER       151,262
   OWNED BY
____________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER     29,968
  REPORTING
____________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER  151,262
     WITH
____________________________________________________________

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         181,230
______________________________________________________________
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*
 12                                            [   ]
______________________________________________________________
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          5.03%
_______________________________________________________________
 14  TYPE OF REPORTING PERSON*

          IN
_______________________________________________________________
          *SEE INSTRUCTIONS BEFORE FILLING OUT!
 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO  ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
 SIGNATURE ATTESTATION

                              SCHEDULE 13D

_____________________________
CUSIP No. 492653100
____________________________

______________________________________________________________
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Catherine Steinmann
______________________________________________________________
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                       (a)   [    ]
          (See ITEM 2)                   (b)   [    ]
_____________________________________________________________
 3  SEC USE ONLY
____________________________________________________________
 4  SOURCE OF FUNDS*

    PF

____________________________________________________________
    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
  PURSUANT TO
 5  ITEMS 2(d) OR 2(e)                          [    ]
____________________________________________________________
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
____________________________________________________________
   NUMBER OF       7   SOLE VOTING POWER           1,462
    SHARES
____________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER         4,888
   OWNED BY
____________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER      1,462
  REPORTING
___________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER    4,888
     WITH
___________________________________________________________

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,350
______________________________________________________________
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*
12
                                                 [   ]

______________________________________________________________
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .18%
______________________________________________________________
 14  TYPE OF REPORTING PERSON*

          IN
______________________________________________________________

          *SEE INSTRUCTIONS BEFORE FILLING OUT!
 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO  ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
 SIGNATURE ATTESTATION

                           SCHEDULE 13D

CUSIP No.  492653100

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Gabriel Steinmann
________________________________________________________________
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                           (a) [    ]
          (See ITEM 2)                       (b) [    ]


________________________________________________________________
 3  SEC USE ONLY
________________________________________________________________
 4  SOURCE OF FUNDS*

              PF
___________________________________________________________
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)               [    ]

 ________________________________________________________________
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

________________________________________________________________
   NUMBER OF       7   SOLE VOTING POWER           1,334
   SHARES
________________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER           0
   OWNED BY
________________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER      1,334
   REPORTING
________________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER      0
     WITH
________________________________________________________________
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,334

________________________________________________________________
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                              [   ]

________________________________________________________________
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          Less than .1%

________________________________________________________________
 14  TYPE OF REPORTING PERSON*

          IN
________________________________________________________________
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
                    INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7
                           (INCLUDING EXHIBITS) OF THE SCHEDULE,
AND THE SIGNATURE ATTESTATION

                           SCHEDULE 13D

CUSIP No.  492653100
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Joshua Steinmann
________________________________________________________________
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                           (a) [    ]
          (See ITEM 2)                       (b) [    ]

_______________________________________________________________
 3  SEC USE ONLY

________________________________________________________________
 4  SOURCE OF FUNDS*

              PF
___________________________________________________________
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)               [    ]

 ________________________________________________________________
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

________________________________________________________________

   NUMBER OF       7   SOLE VOTING POWER           1,334
    SHARES
________________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER           0
   OWNED BY
________________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER      1,334
   REPORTING
________________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER      0
     WITH
________________________________________________________________

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,334

________________________________________________________________
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                              [   ]

________________________________________________________________
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          Less than .1%

________________________________________________________________
 14  TYPE OF REPORTING PERSON*

          IN
________________________________________________________________
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
                    INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7
                           (INCLUDING EXHIBITS) OF THE SCHEDULE,
AND THE SIGNATURE ATTESTATION

                           SCHEDULE 13D

CUSIP No.  492653100

 1  NAME OF REPORTING PERSON

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Jennifer Steinmann
________________________________________________________________
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                           (a) [    ]

          (See ITEM 2)                       (b) [    ]

________________________________________________________________
 3  SEC USE ONLY

________________________________________________________________
 4  SOURCE OF FUNDS*

              PF
___________________________________________________________
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)               [    ]

 ________________________________________________________________
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

________________________________________________________________

   NUMBER OF       7   SOLE VOTING POWER           1,399
    SHARES
________________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER           0
   OWNED BY
________________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER      1,399
   REPORTING
________________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER      0
     WITH
________________________________________________________________

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,399

________________________________________________________________
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                              [   ]

________________________________________________________________
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          Less than .1%

________________________________________________________________
 14  TYPE OF REPORTING PERSON*

          IN
________________________________________________________________
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
                    INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7
                           (INCLUDING EXHIBITS) OF THE SCHEDULE,
AND THE SIGNATURE ATTESTATION

                           SCHEDULE 13D

CUSIP No.  492653100

 1  NAME OF REPORTING PERSON

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          J.J.G. Enterprises, Inc.
________________________________________________________________
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

 2                                           (a) [    ]

          (See ITEM 2)                       (b) [    ]

________________________________________________________________
 3  SEC USE ONLY

________________________________________________________________
 4  SOURCE OF FUNDS*

              WC
___________________________________________________________
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)               [    ]

 ________________________________________________________________
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

            New York

________________________________________________________________

   NUMBER OF       7   SOLE VOTING POWER           2,962
    SHARES
________________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER           0
   OWNED BY
________________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER      2,962
   REPORTING
________________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER      0
     WITH
________________________________________________________________

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,962

________________________________________________________________
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                              [   ]

________________________________________________________________
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          Less than .1%

________________________________________________________________
 14  TYPE OF REPORTING PERSON*

          CO
________________________________________________________________
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
                    INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7
                           (INCLUDING EXHIBITS) OF THE SCHEDULE,
AND THE SIGNATURE ATTESTATION

                           SCHEDULE 13D

CUSIP No.  492653100
 1  NAME OF REPORTING PERSON

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          J.J.G. Foundation, Inc.

________________________________________________________________
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                           (a) [    ]

          (See ITEM 2)                       (b) [    ]

________________________________________________________________
 3  SEC USE ONLY

________________________________________________________________
 4  SOURCE OF FUNDS*

          PF

___________________________________________________________
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)               [    ]

 ________________________________________________________________
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

            New York

________________________________________________________________
   NUMBER OF       7   SOLE VOTING POWER             1,925
    SHARES
________________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER               0
   OWNED BY
________________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER        1,925
  REPORTING
________________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER          0
     WITH
________________________________________________________________
________________________
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON


          1,925

________________________________________________________________
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
12   CERTAIN SHARES*
                                                  [   ]
________________________________________________________________
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          Less than .1%

________________________________________________________________
 14  TYPE OF REPORTING PERSON*

          EP

________________________________________________________________
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
                    INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7
                           (INCLUDING EXHIBITS) OF THE SCHEDULE,
AND THE SIGNATURE ATTESTATION

                           SCHEDULE 13D

CUSIP No.  492653100
 1  NAME OF REPORTING PERSON

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Charles D. Klein

________________________________________________________________
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                           (a) [    ]

          (See ITEM 2)                       (b) [    ]

________________________________________________________________
 3  SEC USE ONLY

________________________________________________________________
 4  SOURCE OF FUNDS*

          PF

___________________________________________________________
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)               [    ]

 ________________________________________________________________
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

________________________________________________________________
   NUMBER OF       7   SOLE VOTING POWER           57,126
    SHARES
________________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER         13,471
   OWNED BY
________________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER      57,126
  REPORTING
________________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER    13,471
     WITH
________________________________________________________________
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

          70,597

________________________________________________________________
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
12   CERTAIN SHARES*

                                                  [   ]
________________________________________________________________
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.99%

________________________________________________________________
 14  TYPE OF REPORTING PERSON*

          IN

________________________________________________________________
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
                    INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7
                           (INCLUDING EXHIBITS) OF THE SCHEDULE,
AND THE SIGNATURE ATTESTATION

                           SCHEDULE 13D

CUSIP No.  492653100
 1  NAME OF REPORTING PERSON

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Jane Parsons Klein
________________________________________________________________

    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                           (a) [    ]

         (See ITEM 2)                       (b) [    ]

________________________________________________________________
 3  SEC USE ONLY

________________________________________________________________
 4  SOURCE OF FUNDS*

          PF

___________________________________________________________
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)               [    ]

 ________________________________________________________________
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

________________________________________________________________
   NUMBER OF       7   SOLE VOTING POWER           3,425
    SHARES
________________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER           661
   OWNED BY
________________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER      3,425
  REPORTING
________________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER      661
     WITH

________________________________________________________________
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

          4,086

________________________________________________________________
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
12   CERTAIN SHARES*

                                                  [   ]
________________________________________________________________
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .12%

________________________________________________________________
 14  TYPE OF REPORTING PERSON*

          IN

________________________________________________________________
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
                    INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7
                           (INCLUDING EXHIBITS) OF THE SCHEDULE,
AND THE SIGNATURE ATTESTATION

                           SCHEDULE 13D

CUSIP No.  492653100
 1  NAME OF REPORTING PERSON

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Jane P. and Charles D. Klein Foundation, Inc.

________________________________________________________________
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                           (a) [    ]

         (See ITEM 2)                       (b) [    ]

________________________________________________________________
 3  SEC USE ONLY

________________________________________________________________
 4  SOURCE OF FUNDS*

          PF

___________________________________________________________
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)               [    ]

 ________________________________________________________________
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

________________________________________________________________
   NUMBER OF       7   SOLE VOTING POWER               661
    SHARES
________________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER               0
   OWNED BY
________________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER          661
  REPORTING
________________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER          0
     WITH

________________________________________________________________
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

          661

________________________________________________________________
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
12   CERTAIN SHARES*

                                                  [   ]
________________________________________________________________
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          Less than .1%

________________________________________________________________
 14  TYPE OF REPORTING PERSON*

          EP

________________________________________________________________
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
                    INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7
                           (INCLUDING EXHIBITS) OF THE SCHEDULE,
AND THE SIGNATURE ATTESTATION

                           SCHEDULE 13D

CUSIP No.  492653100
 1  NAME OF REPORTING PERSON

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Alexander G. Anagnos

________________________________________________________________
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                           (a) [    ]

         (See ITEM 2)                       (b) [    ]

________________________________________________________________
 3  SEC USE ONLY

________________________________________________________________
 4  SOURCE OF FUNDS*

          PF

___________________________________________________________
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)               [    ]

 ________________________________________________________________
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

________________________________________________________________
   NUMBER OF       7   SOLE VOTING POWER           9,593
    SHARES
________________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER        10,798
   OWNED BY
________________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER      9,593
  REPORTING
________________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER   10,798
     WITH

________________________________________________________________
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

           20,391

________________________________________________________________
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
12   CERTAIN SHARES*

                                                  [   ]
________________________________________________________________
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .58%

________________________________________________________________
 14  TYPE OF REPORTING PERSON*

          IN

________________________________________________________________
                         *SEE INSTRUCTIONS BEFORE FILLING OUT!
                              INCLUDE BOTH SIDES OF THE COVER
PAGE, RESPONSES TO ITEMS 1-7

                         (INCLUDING EXHIBITS) OF THE SCHEDULE,
AND THE SIGNATURE ATTESTATION

                           SCHEDULE 13D

CUSIP No.  492653100
____________________________________________
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Josephine G. Anagnos

________________________________________________________________
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                           (a) [    ]

         (See ITEM 2)                       (b) [    ]

________________________________________________________________
 3  SEC USE ONLY

________________________________________________________________
 4  SOURCE OF FUNDS*

          PF

___________________________________________________________
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)               [    ]

 ________________________________________________________________
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

________________________________________________________________
   NUMBER OF       7   SOLE VOTING POWER          16,097
    SHARES
________________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER         0
   OWNED BY
________________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER     16,097
  REPORTING
________________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER    0
     WITH
________________________________________________________________
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON


          16,097

________________________________________________________________
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
12   CERTAIN SHARES*
                                                 [   ]
________________________________________________________________
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         .46%

_______________________________________________________________
 14  TYPE OF REPORTING PERSON*

          IN

_______________________________________________________________

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!
 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

                                         SCHEDULE 13D

CUSIP No. 492653100
________________________________________________________________
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Steven Anagnos

    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                           (a) [    ]

         (See ITEM 2)                       (b) [    ]

________________________________________________________________
 3  SEC USE ONLY

________________________________________________________________
 4  SOURCE OF FUNDS*

          PF

___________________________________________________________
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)               [    ]

 ________________________________________________________________
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

________________________________________________________________
________________________________________________________________
   NUMBER OF       7   SOLE VOTING POWER           3,104
    SHARES
________________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER           0
   OWNED BY
________________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER      3,104
  REPORTING
________________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER      0
     WITH

________________________________________________________________
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON


          3,104

________________________________________________________________
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
12   CERTAIN SHARES*

                                                  [   ]
________________________________________________________________
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)



          Less than .1%

________________________________________________________________
 14  TYPE OF REPORTING PERSON*



          IN

________________________________________________________________
                         *SEE INSTRUCTIONS BEFORE FILLING OUT!
 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

                                        SCHEDULE 13D

CUSIP No. 492653100
_____________________________________________
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Neil B. Goldstein

________________________________________________________________
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                           (a) [    ]
         (See ITEM 2)                       (b) [    ]

________________________________________________________________
 3  SEC USE ONLY
________________________________________________________________
 4  SOURCE OF FUNDS*

          PF
___________________________________________________________
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)               [    ]

 ________________________________________________________________
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
________________________________________________________________
   NUMBER OF       7   SOLE VOTING POWER           10,455
    SHARES
________________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER           0
   OWNED BY
________________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER      10,455
  REPORTING
________________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER      0
     WITH
________________________________________________________________
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
          10,455

________________________________________________________________
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
12   CERTAIN SHARES*

                                                  [   ]
________________________________________________________________
 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          .29%

________________________________________________________________
 14  TYPE OF REPORTING PERSON*
          IN

________________________________________________________________
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!
 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

                                       SCHEDULE 13D

CUSIP No.  492653100
______________________________________
 1  NAME OF REPORTING PERSON

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Michael G. Fisch

________________________________________________________________
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                           (a) [    ]
         (See ITEM 2)                       (b) [    ]

________________________________________________________________
 3  SEC USE ONLY

________________________________________________________________
 4  SOURCE OF FUNDS*
          PF

__________________________________________________________
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)               [    ]

 ________________________________________________________________
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

________________________________________________________________
   NUMBER OF       7   SOLE VOTING POWER          12,836
    SHARES
________________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER         0
   OWNED BY
________________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER     12,836
  REPORTING
________________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER    0
     WITH
________________________________________________________________
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
          12,836

________________________________________________________________
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
12   CERTAIN SHARES*
                                                  [   ]
________________________________________________________________
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         .37%

________________________________________________________________
 14  TYPE OF REPORTING PERSON*
          IN

________________________________________________________________
                            *SEE INSTRUCTIONS BEFORE FILLING OUT!
 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

                                   SCHEDULE 13D

CUSIP No. 492653100
_____________________________________________
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Lewis G. Cole

_______________________________________________________________
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                           (a) [    ]
         (See ITEM 2)                       (b) [    ]

_______________________________________________________________
 3  SEC USE ONLY

________________________________________________________________
 4  SOURCE OF FUNDS*

          PF

___________________________________________________________
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)               [    ]

 ________________________________________________________________
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

________________________________________________________________
   NUMBER OF       7   SOLE VOTING POWER             1,200
    SHARES
________________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER         309,157
   OWNED BY
________________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER        1,200
  REPORTING
________________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER    309,157
     WITH
________________________________________________________________
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
          310,357

________________________________________________________________
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
12   CERTAIN SHARES*
                                                  [   ]
________________________________________________________________
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           8.56%

________________________________________________________________
 14  TYPE OF REPORTING PERSON*
          IN

________________________________________________________________

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

                                       SCHEDULE 13D

CUSIP No. 492653100
_____________________________________________
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Hugh H. Williamson, III

________________________________________________________________
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                           (a) [    ]
         (See ITEM 2)                       (b) [    ]

________________________________________________________________
 3  SEC USE ONLY

________________________________________________________________
 4  SOURCE OF FUNDS*

          PF

___________________________________________________________
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) OR 2(e)               [    ]

 ________________________________________________________________
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

________________________________________________________________
   NUMBER OF       7   SOLE VOTING POWER             84,527
    SHARES
________________________________________________________________
 BENEFICIALLY      8   SHARED VOTING POWER            0
   OWNED BY
________________________________________________________________
     EACH          9   SOLE DISPOSITIVE POWER        84,527
  REPORTING
________________________________________________________________
    PERSON        10   SHARED DISPOSITIVE POWER       0
     WITH

________________________________________________________________
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON


          84,527

________________________________________________________________
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
12   CERTAIN SHARES*
                                                  [   ]
________________________________________________________________
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           2.36%

________________________________________________________________
 14  TYPE OF REPORTING PERSON*
          IN

________________________________________________________________
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
 INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
ATTESTATION

             This Amendment No. 14 amends the Schedule 13D dated February 22, 1989, as heretofore amended (the "Schedule 13D"), filed in respect of the Common Stock, par value $1.00 per share, of Ketema, Inc., a Delaware corporation. Terms defined in the Schedule 13D as heretofore amended are used herein with such defined meanings.

                This Amendment is being filed primarily to (i) reflectthe substitution of American Securities Partners, L.P., a New York limited partnership, as the successor to American Securities Corporation, (ii) include the President and Chief Executive Officer of Ketema as an additional Reporting Person and (iii) report the receipt and acceptance of a written financing commitment relating to the proposed merger transaction referred to in Item 4 (Purpose of Transaction) of the Schedule 13D.

Item 2.         Identity and Background.

       Item 2 of the Schedule 13D is hereby amended by adding thereto the following information:

   This Amendment is being filed by American Securities Partners, L.P. (a New York limited partnership and a registered broker dealer with a principal business address at 122 East
42nd Street, New York, New York 10168) on behalf of Hugh H. Williamson, III and the other Reporting Persons, all of whom are its clients. American Securities Partners, L.P. is the successor to American Securities Corporation which was recently reorganized and is an affiliate of American Securities, L.P., a New York limited partnership which is indirectly owned by trusts for the benefit of members of the family of William Rosenwald and by its senior executives.

                In addition to the Reporting Persons listed on Schedule A to the Schedule 13D as last amended, Hugh H. Williamson, III, the President and Chief Executive Officer of Ketema, may now be deemed to be a Reporting Person by reason of his joining with the other Reporting Persons as a proponent of the Proposal relating to the merger transaction described in
Item 4 of Amendment No. 13 to the Schedule 13D (see Item 6 below). Schedule A to the Schedule 13D, as last amended, is hereby further amended (i) by adding Hugh H. Williamson, III thereto as a Reporting Person and (ii) by updating the present principal occupations and employment of certain of the Reporting Persons.

Item 3.         Source and Amount of Funds and Other
Consideration.

   Item 3 of the Schedule 13D as last amended is hereby further amended by adding thereto the following information:

   On May 5, 1994, KTM Holdings received and accepted a written commitment from The Chase Manhattan Bank, N.A. ("Chase") to provide up to $45 million in financing which, together with Ketema's available cash and marketable securities, would be used to refinance Ketema's outstanding $45 million principal amount of Senior Notes held by certain institutional investors and to fund the merger consideration contemplated by the Proposal, related fees and expenses and ongoing working capital needs. A copy of the commitment letter from Chase and the Senior Facilities Term Sheet referred to therein is attached hereto as Exhibit (2) and incorporated herein in its entirety by reference.

Item 4.         Purpose of the Transaction.

    Item 4 of the Schedule 13D as last amended is hereby further amended by adding thereto the following information:

   On May 5, 1994, KTM Holdings reached satisfactory arrangements with Hugh H. Williamson, III regarding continuation of his current operating duties as Chief Executive Officer of Ketema and his exchange of the Debentures and Private Debentures (as defined in Item 5 below) and options held by him for an equity participation in KTM Holdings (see Item 6 below). Accordingly, that condition to the Proposal has been satisfied.

Item 5.         Interest in Securities of the Issuer.

     Item 5 of the Schedule 13D as last amended is hereby further amended by adding thereto the following information:

                In addition to the shares of Ketema Common Stock beneficially owned by the Reporting Persons as shown on Schedule B to the Schedule 13D as last amended, Hugh H. Williamson, III is deemed to beneficially own an aggregate of 84,527 shares of Common Stock (constituting approximately 2.36% of the outstanding shares after giving effect to the conversion of debentures and the exercise of currently exercisable stock options held by him) consisting of: (i) 48,192 shares issuable upon conversion of $500,000 principal amount of 8% Convertible Subordinated Debentures due 2003 which are currently convertible into Common Stock at a conversion price of $10.375 per share and were issued to Mr. Williamson by Ketema in a private placement on June 24, 1992 (the "Private Debentures"); (ii) 7,445 shares issuable upon conversion of $116,000 principal amount of Debentures at their current conversion price of $15.58 per share; and (iii) 28,890 shares issuable upon exercise of currently exercisable stock options granted under Ketema's 1988 Stock Incentive Plan at an exercise price of $10.375 per share. Mr. Williamson holds additional options granted under the Plan, which are not currently exercisable, for the purchase of 67,410 shares at an exercise price of $10.375 per share and 103,700 shares (together with conjunctive stock appreciation rights) at an exercise price of $8.81875 per share.

                The Reporting Persons (including Mr. Williamson) beneficially own an aggregate of 923,470 shares of Ketema Common Stock, constituting approximately 22.87% of the outstanding shares after giving effect to the conversion of the Debentures and the Private Debentures beneficially owned by them and the exercise of currently exercisable stock options owned by Mr. Williamson.

Item 6.         Contracts, Arrangements, Understandings or
                Relationships with respect to Securities of the Issuer.

      Item 6 of the Schedule 13D is hereby amended to read in its entirety as follows:

      On May 5, 1994, KTM Holdings entered into a letter agreement with Mr. Williamson regarding, among other things, (i) his continuation as Chief Executive Officer of Ketema following consummation of the proposed merger, (ii) his equity partici-pation in KTM Holdings, including the grant to him of options and restricted stock of KTM Holdings, (iii) the treatment of outstanding Ketema stock options and stock appreciation rights held by employees other than Mr. Williamson and the grant of options to purchase shares of KTM Holdings common stock to certain executive officers other than Mr. Williamson, (iv) the composition of the Board of Directors of KTM Holdings, (v) certain fees payable to an affiliate of American Securities Partners, L.P. and (vi) certain compensation matters with respect to Ketema management following consummation of the proposed merger. A copy of the letter agreement with Mr. Williamson, together with the exhibits thereto, is attached hereto as Exhibit (3) and incorporated herein in its entirety by reference.

                Except for the foregoing agreement with
Mr. Williamson, the financing commitment referred to in Item 3 above, the understanding among the Reporting Persons with respect to the Proposal as described in Item 4 of the Schedule 13D as heretofore amended and as otherwise set forth in the
Schedule 13D, the Reporting Persons have no contracts, arrange-ments, understandings or relationships with respect to any securities of Ketema, including but not limited to transfer or voting of any of the securities of Ketema, finders' fees, joint ventures, loan or option agreements, puts or calls, guarantees of profits, divisions of profits or loss or the giving or withholding of proxies.

Item 7.         Material to be filed as Exhibits.

                Item 7 of the Schedule 13D as last amended is hereby further amended by adding thereto the following:

      Exhibit (2) -     Commitment letter, dated May 5, 1994,
                        from The Chase Manhattan Bank, N.A. to
                        KTM Holdings Corp., and the Senior
                        Facilities Term Sheet annexed thereto.

      Exhibit (3) -     Letter agreement, dated May 5, 1994,
                        between KTM Holdings Corp. and Hugh H.
                        Williamson, III and Exhibits A and B
                        thereto.

                         Schedule A


                                    Business or                             Present Principal
Name                                Residential Address                     Occupation/Employment

American Securities                 24th Floor                              Broker/Dealer (successor
Partners, L.P.                      122 East 42nd Street                    to American Securities
(New York)                          New York, NY  10168                     Corporation and an affiliate of American Securities,
                                                                            L.P.)

Nina K. Rosenwald                   24th Floor                              Vice President
(Daughter of William                122 East 42nd Street                    and Director of
Rosenwald and sister                New York, NY  10168                     William Rosenwald
of Elizabeth R. Varet                                                       Family Fund
and Alice R. Sigelman)

Elizabeth R. Varet                  24th Floor                              Chairperson and
(Wife of Michael A.                 122 East 42nd Street                    Managing Director of
Varet, daughter of                  New York, NY  10168                     American Securities,
William Rosenwald and                                                       L.P. and a Director of
sister of Nina K.                                                           affiliated entities;
Rosenwald and Alice                                                         Vice President
R. Sigelman)                                                                and Director of William Rosenwald Family Fund; Director
                                                                            of Ketema, Inc. and Ametek, Inc.

Michael A. Varet                    Room 2400                               Attorney
(Husband of                         122 East 42nd Street
Elizabeth R. Varet)                 New York, NY  10168

Alice R. Sigelman                   24th Floor                              Vice President
(Wife of Jesse                      122 East 42nd Street                    and Director of
Sigelman, daughter                  New York, NY  10168                     William Rosenwald
of William Rosenwald                                                        Family Fund
and sister of Nina K.
Rosenwald and Elizabeth
R. Varet)

Jesse Sigelman                      Room 2400                               Ophthalmologist
(Husband of Alice                   122 East 42nd Street
R. Sigelman)                        New York, NY  10168

William Rosenwald                   24th Floor                              Investor; Director and
(Father of Nina K.                  122 East 42nd Street                    Officer of American
Rosenwald, Alice                    New York, NY  10168                     Philanthropic Foundation
R. Sigelman and                                                             and William Rosenwald
Elizabeth R. Varet)                                                         Family Fund

William Rosenwald                   24th Floor                              Philanthropic
Family Fund                         122 East 42nd Street                    Foundation
(Connecticut)                       New York, NY  10168

David P. Steinmann                  24th Floor                              Administrator of WR
                                    122 East 42nd Street                    Family Associates;
                                    New York, NY  10168                     Managing Director of American Securities, L.P. and an
                                                                            executive officer of affiliated entities; Secretary of
                                                                            William Rosenwald Family Fund and American Philanthropic
                                                                            Foundation; Director of Ametek, Inc.; Secretary and
                                                                            Treasurer of Jane P. and Charles D. Klein Foundation,
                                                                            Inc. and President, Treasurer and Director of J.J.G.
                                                                            Foundation, Inc. and J.J.G. Enterprises, Inc.

Catherine Steinmann                 24th Floor                              Vice President, Secretary
(Wife of David                      122 East 42nd Street                    and Director of J.J.G.
P. Steinmann)                       New York, NY  10168                     Foundation, Inc. and J.J.G. Enterprises, Inc.

Gabriel Steinmann                   24th Floor                              Student
(Son)                               122 East 42nd Street
                                    New York, NY  10168

Joshua Steinmann                    484 Litfield Place                      Student
(Son)                               Apt. E
                                    Goleta, CA  93117

Jennifer Steinmann                  24th Floor                              Student
(Daughter)                          122 East 42nd Street
                                    New York, NY  10168

J.J.G. Enterprises,                 1185 Park Avenue                        Private Investment
Inc. (New York)                     New York, NY                            Corporation


J.J.G. Foundation,                  24th Floor                              Philanthropic
Inc. (New York)                     122 East 42nd Street                    Foundation
                                    New York, NY  10168


Charles D. Klein                    24th Floor                              Financial Advisor with WR
                                    122 East 42nd Street                    Family Associates;
                                    New York, NY  10168                     Managing Director of American Securities, L.P. and an
                                                                            executive officer of affiliated entities; Director of
                                                                            Ketema, Inc., Ametek, Inc. and Jane P. and Charles Klein
                                                                            Foundation, Inc.

Jane P. Klein                       24th Floor                              Director of Jane P. and
(Wife of Charles                    122 East 42nd Street                    Charles D. Klein
D. Klein)                           New York, NY  10168                     Foundation, Inc. and Investor

Jane P. and Charles D.              24th Floor                              Philanthropic Foundation
Klein Foundation, Inc.              122 East 42nd Street
                                    New York, NY  10168

Alexander G. Anagnos                24th Floor                              Financial Advisor with
                                    122 East 42nd Street                    WR Family Associates;
                                    New York, NY  10168                     Executive Director of American Securities, L.P. and a
                                                                            Director of an affiliated entity; Director of Ketema,
                                                                            Inc. and Eastover Corp.; Treasurer and Director of the
                                                                            Mary George Foundation, Inc.

Josephine Anagnos                   24th Floor                              Investor and President of
(Wife of Alexander                  122 East 42nd Street                    The Mary George Foundation,
G. Anagnos)                         New York, NY  10168                     Inc.

Steven Anagnos                      24th Floor                              Restaurant Owner and Vice
(Son)                               122 East 42nd Street                    President and Director of
                                    New York, NY  10168                     The Mary George Foundation, Inc.

Neil B. Goldstein                   24th Floor                              Managing Director of
                                    122 East 42nd Street                    American Securities, L.P.
                                    New York, NY  10168                     and executive officer of affiliated entities

Michael G. Fisch                    24th Floor                              Financial Advisor with
                                    122 East 42nd Street                    WR Family Associates;
                                    New York, NY  10168                     Managing Director of American Securities, L.P. and
                                                                            executive officer of affiliated entities

Lewis G. Cole                       Stroock & Stroock                       Partner of Stroock & Stroock &
                                     & Lavan                                Lavan; Director of Ametek,
                                    7 Hanover Square                        Inc., American Philanthropic
                                    New York, NY  10004                     Foundation, William Rosenwald Family Fund and Oak Hall
                                                                            Capital Advisors GP Corp. (an affiliate of American
                                                                            Securities, L.P.)

Hugh H. Willamson, III              Ketema, Inc.                            President and Chief Executive
                                    Suite 600                               Officer and a Director of
                                    501 S. Cherry Street                    Ketema, Inc.
                                    Denver, CO  80222


                The undersigned hereby agrees that American
Securities Partners, L.P. has authority to sign and file Schedule
13D and amendments thereto with respect to Ketema, Inc. common stock on his behalf.


                                  /s/ Hugh H. Williamson, III
                                  Hugh H. Williamson, III

                             SIGNATURE

                After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                        AMERICAN SECURITIES PARTNERS, L.P.,
                        in its capacity as agent for the
                        Reporting Persons

                        By: AMERICAN SECURITIES PARTNERS
                        GP CORP., its general partner


                        By: /s/ David P. Steinmann
                        David P. Steinmann, Secretary